Exhibit 99.5

AMENDMENT NO. 1 TO SHARE PURCHASE AGREEMENT

This Amendment No. 1 to Share Purchase Agreement is entered into as of November 24, 2005, between VocalTec Communications Ltd. (“VocalTec”) and Deutsche Telekom AG (“DT”) (Collectively, the “Parties”).

WHEREAS, the Parties entered into a certain Share Purchase Agreement dated December 29, 1997 (the “SPA”); and

WHEREAS, VocalTec, Tdsoft Ltd. and certain of Tdsoft Ltd.’s shareholders have entered into a certain Share Sale and Purchase Agreement dated as of October 27, 2005 (the “Share Sale and Purchase Agreement”); and

WHEREAS, as a condition to the closing of the Share Sale and Purchase Agreement, VocalTec has agreed to enter into an agreement with DT with respect to the termination of certain provisions of the SPA; and

WHEREAS, the Parties wish to amend the SPA in order to enable the consummation of the transactions contemplated by the Share Sale and Purchase Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

1.                                       Upon and subject to consummation of the transactions contemplated by the Share Sale and Purchase Agreement, Sections 7, 8, 13, 14 and 15 of the SPA shall terminate and be of no force and effect. Except for the foregoing, all other provisions of the SPA shall remain in full force and effect in accordance with the terms thereof, except that DT hereby agrees not to exercise, for a period of 9 months following consummation of the transactions contemplated by the Share Sale and Purchase Agreement, its right to demand that its Registrable Securities (as defined in Schedule 12 to the SPA) be registered in accordance with the terms of Section 2 of Schedule 12 to the SPA.

2.                                       DT hereby waives any and all pre-emptive rights to which it may be or may have been entitled under the SPA in connection with (i) the Securities Purchase Agreement dated March 10, 2004 between VocalTec and certain purchasers listed on a schedule attached thereto, (ii) the Warrant Agreement dated June 27, 2005 between VocalTec and IBM Deutschland GmbH and (iii) the Share Sale and Purchase Agreement.

3.                                       At and from the signing date, the parties hereby fully, finally, irrevocably, and unconditionally release and waive all of their respective past and present rights, remedies, or claims, both in law and at equity, known or unknown, matured or unmatured, arising from or related to Sections 7, 8, 13, 14 and 15 of the SPA.

4.                                       With a view to making available to DT the benefits of Rule 144 promulgated under the US Securities Act of 1933, as amended (the “Securities Act”) (or any successor provision then in effect), and any other rule or regulation of the US Securities and Exchange Commission (the “SEC”) that may at any time permit DT to sell securities of VocalTec to the public without registration, VocalTec agrees to:

4.1.                             make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act (“Rule 144”) (or any successor provision then in effect), at all times so long as VocalTec remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the US Securities and Exchange Act of 1934, as amended (the “Exchange Act”);

4.2.                             file with the SEC in a timely manner all reports and other documents required of VocalTec under the Securities Act and the Exchange Act;

4.3.                             furnish to DT, so long as DT owns any registrable securities, forthwith upon request (i) a written statement by VocalTec that it has complied with the reporting requirements of Rule 144 (or any successor provision then in effect), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of VocalTec and such other reports and documents so filed by VocalTec, and (iii) such other information as may be reasonably requested in availing DT of any rule or regulation of the SEC which permits the selling of any such securities without registration; and

4.4.                             submit to its transfer agent (with a copy to DT), within 10 business days following the date of consummation of the transactions contemplated by the Share Sale and Purchase Agreement and subject to receipt by VocalTec of a representation letter, signed by DT, in a form that is customarily provided by persons wishing to sell shares in reliance on Rule 144(k) promulgated under the Securities Act, instructions to issue and deliver to DT an un-legended share certificate in accordance with § 4.5.3 (iv) of the SPA.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement, effective as of the date first above written.

Deutsche Telekom AG		VocalTec Communications Ltd.

By:	/s/ Kevin Copp	By:

Kevin Copp
Title:
Title:	Senior Executive Vice President
Date:
Mergers & Acquisitions

Date:	23.11.2005

By:	/s/ Dr. Joachim Peckert

Dr. Joachim Peckert

Title:	Executive Vice President

Shareholdings, Partnerships

Date:	23.11.2005